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                                                        EXHIBIT 10.16

                               SUBLEASE AGREEMENT
                                    BETWEEN
                                   AMGAS INC.
                                      AND
                        INTERCOAST GAS SERVICES COMPANY


     This Sublease Agreement (the "Sublease") is entered into this ____ day of July 1996, by and between AmGas Inc., an Iowa corporation ("AmGas") and InterCoast Gas Services Company, a Delaware corporation ("IGS").

                                    Recitals
                                    --------

      1. AmGas is a party to a lease agreement dated March 1, 1994 with Dallas Texas Quorum Limited Partnership (the "Lease") pursuant to which it subleases certain office space on Quorum Drive in Dallas, Texas (the "Leased Space").

      2. IGS is a wholly owned subsidiary of InterCoast Energy Company ("ICE"), which is a wholly owned subsidiary of MidAmerican Capital Company ("MCC"). IGS currently occupies a portion of the Leased Space with AmGas, a wholly owned subsidiary of MCC. ICE is currently intending an initial public offering of its common stock (the "IPO") which upon the date of the closing of such IPO (the "Closing Date") would result in MCC owning less than 50% of the common stock of ICE.

      3. On the Closing Date, IGS desires to continue to use a portion of the Leased Space and AmGas, subject to the terms and conditions herein, desires to allow IGS to continue to use a portion of the Leased Space.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, AmGas and IGS agree as follows:

1.    Premises.  AmGas subleases to IGS, and IGS sublets from AmGas the
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allocable portion of the Leased Space, which IGS currently occupies and uses or as agreed to by AmGas and IGS from time to time (the "Allocable Space") together with rights of access to and from such Allocable Space through common space in the Leased Space. As between IGS and AmGas, all leasehold improvements made to the Leased Space prior to the commencement of the term of this Sublease shall continue to be AmGas.

2.  Term.  The term of this Sublease shall commence on the Closing Date and
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shall terminate the earlier of (a) the termination of Lease or (b) upon 90 days prior written notice by IGS to AmGas that it no longer desires to use the Allocable Space or by AmGas to IGS that IGS may no longer use the Allocable Space.

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3.  Rent and Other Payments.  For use of the Allocable Space, IGS shall pay
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AmGas for the use of the Allocable Space a pro rata amount of the monthly rental payment and other monthly payments and charges (including but not limited to utilities, parking, operation and maintenance expenses and the monthly amortization of leasehold improvements) made or incurred by AmGas for the Leased Space based upon the percentage of Allocable Space to Leased Space. AmGas shall invoice IGS by the 25th day of the calendar month for the following months payment. IGS shall pay AmGas by the 1st business day of the following calendar month. If, in order to furnish such bills within the time specified, it shall be necessary to use estimates of any items, such estimates shall be used and the necessary corrections shall be made at the earliest practicable time. If such bills are not timely paid, any amounts payable hereunder will bear interest from the date due at 1% in excess of the prime rate published in The Wall Street
                                                            ---------------
Journal on the date such payment became past due.
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4.  Indemnity, Insurance and Waiver of Subrogation.  AmGas and IGS hereby agree
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to indemnify, defend, and hold each other harmless from any and all liabilities, losses, damages, claims and expenses, including reasonable attorneys fees, arising from any act, omission, or negligence of the other party, including its respective officers, contractors, licensees, agents, servants, employees, guests, invitees or visitors in or about the Leased Space. IGS shall maintain premises liability insurance reasonably acceptable to AmGas during the term of this Sublease. IGS shall also maintain during the term of this Sublease adequate property insurance covering its property, fixtures and improvements on the
Allocable Space.   Both parties, to the extent insurance is in effect, shall
first seek recovery from any insurance in its favor before making any claim against the other party for recovery for loss, damage, or injury resulting from any event or casualty. To the extent that such insurance is in force and collectable, and to the extent permitted by law, AmGas and IGS each hereby release and waive all right of recovery against the other or by anyone claiming through or under each of them by way of subrogation or otherwise for any such loss, damage, or injury which is covered by insurance.

5.  Compliance with the Lease.  AmGas has provided IGS with a copy of the Lease
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and IGS acknowledges receipt thereof.  This Sublease is subject to obtaining the necessary consent from the landlord. This Sublease is subject to all terms of the Lease as it applies to the Allocable Space with the same force and effect except as specifically provided herein. All of the terms with which AmGas is bound to comply under the Lease shall, to the extent they apply to the Allocable Space and except as otherwise provided herein, be binding upon and between IGS and AmGas. IGS agrees not to take any action or fail to take any action in connection with its use of the Allocable Space a result of which would be AmGas's violation of any of the terms and conditions of the Lease, the provisions of which are hereby incorporated by reference. IGS acknowledges and agrees that AmGas has the right to modify or otherwise amend the Lease without the consent of IGS.

6.  Notices.  All notices and other communications shall be considered given if
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delivered personally, or by facsimile (receipt of which is confirmed by the party receiving such facsimile), or sent by registered mail, postage prepaid, to the addresses set forth below, or to such other

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address as either party may from time to time designate as to itself by like notice.

7.  Governing Law.  This Sublease shall be governed by the laws of the State of
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Texas, without giving effect to the principles of the conflict of laws thereof.

8.  Amendment.  This Sublease may be amended or supplemented at any time
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provided that any such amendment or supplement shall be made in writing and signed by each of the parties hereto.

9.  Assignment.  IGS may not assign this Sublease and the rights, duties,
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obligations and privileges hereunder without the prior written consent of AmGas.

10.  Entire Agreement.  This Sublease constitutes the entire agreement between
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the parties relating to the subject matter hereof.

11.  Counterparts.  This Sublease may be executed in any number of counterparts,
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each of which shall be deemed to be an original but all which together will constitute but one agreement.

12.  Section Headings.  The section headings contained herein are for
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convenience only and shall not affect in any way the interpretation of any of the provisions contained herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

AMGAS INC.

By:
    ---------------------------------
Title:
       ------------------------------
Address:  5000 Quorum, Suite 600
          Dallas, Texas 75240


INTERCOAST GAS SERVICES COMPANY

By:
    ---------------------------------
Title:
       ------------------------------
Address:  5000 Quorum, Suite 600
          Dallas, Texas 75240

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